Registration No. 333-226101

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SELECT INTERIOR CONCEPTS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	47-4640296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Galleria Parkway, Suite 1760
Atlanta, Georgia 30339
(888) 701-4737
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

L.W. Varner, Jr.
Chief Executive Officer
Select Interior Concepts, Inc.
400 Galleria Parkway, Suite 1760
Atlanta, Georgia 30339
(888) 701-4737
(Address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Scott Ortwein, Esq.
Alston & Bird, LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Tel: (404) 881-7000

Approximate date of commencement of proposed sale to the public: Not applicable.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☑
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 1 is being filed to deregister all shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of Select Interior Concepts, Inc. (the “Company”) that had been registered and remain unsold under the Registration Statement on Form S-1 (No. 333-226101), pertaining to the registration of 25,614,626 shares of Common Stock by the selling stockholders named therein (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 9, 2018.
On August 8, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Astro Stone Intermediate Holding, LLC (“Parent”), a Delaware limited liability company and affiliate of Sun Capital Partners Group VII, LLC (“Sun”), and Astro Stone Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).  Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Subsidiary will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent.
As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock of the Company registered under the Registration Statement as of the date of this Post-Effective Amendment. In that regard, and for the avoidance of doubt, any selling stockholders of the Company under the Registration Statement no longer own any shares of Common Stock as a result of the Merger.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 21st day of October, 2021.

SELECT INTERIOR CONCEPTS, INC.

By:	/s/ L.W. Varner, Jr.
	Name:	L.W. Varner, Jr.
	Title:	Chief Executive Officer
No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.